Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

UFP TECHNOLOGIES, INC.

UFP Technologies, Inc., a corporation organized and existing under the and by virtue of General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:       The name of the Corporation is UFP Technologies, Inc.

SECOND:  The date on which the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is June 28, 1986.

THIRD:      The Board of Directors of the Corporation, acting in accordance with provisions of Section 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions providing that it was advisable and in the best interests of the Corporation that the Certificate of Incorporation, as amended, be amended by striking out Article EIGHTH, Section (c) in its entirety, and by substituting in lieu thereof the following new Article EIGHTH, Section (c):

“(c)       The directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three (3) classes, to be known as “Class I,” “Class II” and “Class III,” with each class to be apportioned as nearly equal in number as possible in accordance with a resolution or resolutions adopted by the Board of Directors. The term for each Class I, Class II and Class III directorship as of the date of this Certificate of Amendment shall continue for the remaining term of such directorship for such class, and thereafter such directorship shall no longer be classified and the term for such directorship shall be an annual term until the next succeeding annual meeting of stockholders and until such successors are duly elected and qualified.”

FOURTH:  Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for its approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

In Witness Whereof, UFP Technologies, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 10th day of June, 2020.

UFP TECHNOLOGIES, INC.

By:_/s/ R. Jeffrey Bailly_______________
Name: R. Jeffrey Bailly
Title: President and Chief Executive Officer

CERTIFICATE OF INCORPORATION AMENDMENT